July 1, 2003

Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

        Re:  Advanced Cellular Technology, Inc.

Dear Sirs:

We have read Item 4 of Advanced Cellular Technology, Inc. Form 8-K, dated July 1, 2003 and are in agreement with the statements contained in paragraphs 4(b) and (c) therein as they relate to us.

/s/ Hein + Associates LLP

HEIN + ASSOCIATES LLP